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                    September 20, 2023

       Eduardo Bezerra
       Chief Financial Officer
       PERRIGO Co plc
       The Sharp Building, Hogan Place
       Dublin 2
       Ireland D02 TY74

                                                        Re: PERRIGO Co plc
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed February 28,
2023
                                                            File No. 001-36353

       Dear Eduardo Bezerra:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences